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As filed with the Securities and Exchange Commission on April 13, 2009

Registration No. 333-156408

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bridgepoint Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8221 (Primary Standard Industrial Classification Code Number)	59-3551629 (I.R.S. Employer Identification Number)

13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
(858) 668-2586

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew S. Clark
CEO and President
Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
(858) 668-2586

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John J. Hentrich, Esq. Robert L. Wernli, Jr., Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130 Telephone: (858) 720-8900 Facsimile: (858) 509-3691	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The purpose of this Amendment No. 7 to Form S-1 Registration Statement (No. 333-156408) is to re-file Exhibits 10.15, 10.16, 10.22 and 10.23 and to reflect such filing in Item 16 of Part II of the Registration Statement and in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$10,066
FINRA filing fee	25,340
NYSE listing fee	250,000
Transfer agent's fees and expenses	16,000
Legal fees and expenses	3,140,000
Printing fees and expenses	475,000
Accounting fees and expenses	1,900,000
Miscellaneous fees and expenses	283,594

Total	$6,100,000

    *
    Estimate

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's current certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws that will be in effect upon the closing of the registrant's initial public offering, will require the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law.

        Additionally, as permitted by Delaware law, the registrant has entered into indemnification agreements with each of its directors and officers that require the registrant to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of the registrant or its subsidiaries, whether serving in such capacity or otherwise acting at the request of the registrant or its subsidiaries and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require the registrant to advance expenses incurred by directors and officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and officers are entitled to indemnification under the agreements, and that the registrant has the burden of proof to overcome that presumption in reaching any contrary determination. The registrant is not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (4) in connection with certain proceedings initiated against the registrant by the director or officer; or (5) indemnification for settlements the director or officer enters into without the registrant's written consent. The indemnification agreements require the registrant to maintain directors' and officers' insurance in full force and effect while any director or officer continues to serve in such capacity, and so long as any such person may incur costs and expenses related to legal proceedings as described above.

Item 15.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding securities sold by the registrant in the past three years which were not registered under the Securities Act.

        In January 2009, the registrant issued an aggregate of 112,076 shares of common stock to Warburg Pincus upon the conversion of 49,473.38 shares of Series A Convertible Preferred Stock. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(9) thereunder.

        In February 2009, the registrant issued to William C. Turner, Trustee of the Turner Trust dated 1/7/82, as amended, 55,555 shares of common stock upon the exercise of a warrant at an exercise price of $1.13 per share. The registrant concluded the investor qualified as an accredited investor under Rule 501(a) based on representations made by the investor at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        In March 2009, pursuant to a settlement agreement, the registrant agreed to issue to certain existing investors an aggregate of 710,101 shares of common stock in exchange for a release of claims against the registrant, 677,448 of which were issued at April 8, 2009. The registrant concluded each investor qualified as an accredited investor under Rule 501(a) based on representations made by the investors in the settlement agreement. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Stock Option Awards

  •
  As of April 8, 2009, under its 2005 Amended and Restated Stock Incentive Plan, or 2005 Plan, the registrant had outstanding stock options to directors, officers, employees and consultants to purchase an aggregate of 8,762,019 shares of common stock with a weighted average exercise price of $0.38 per share and had issued 193,543 shares of common stock for an aggregate purchase price of $60,966 upon exercise of options awarded under the 2005 Plan. The stock option grants and the common stock issuances described in this paragraph were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

  •
  As of April 8, 2009, the registrant had outstanding stock options issued outside of the 2005 Plan to certain employees to purchase an aggregate of 65,566 shares of common stock with an exercise price of $0.32 per share. The registrant concluded each of such employees qualified as an accredited investor under Rule 501(a) of Regulation D promulgated under the Securities Act based on representations made by the employees at the time of award. The stock option grants were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

With respect to the stock option grants that were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder: (i) no underwriters were involved in the issuances of securities; (ii) each security holder represented to us in connection with the grant of stock options that the security holder was acquiring the securities for investment and not distribution, that security holders could bear the risks of the investment and could hold the securities for an indefinite period of time; (iii) the security holders received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration; and (iv) the issuance of these securities were made without general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
2.1*	Purchase and Sale Agreement dated December 3, 2004, as amended, among The Franciscan University of the Prairies, the Sisters of St. Francis and the registrant.
2.2*	Asset Purchase and Sale Agreement dated September 12, 2007 between the Colorado School of Professional Psychology and the registrant.
3.1*	Fourth Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.
3.2*	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation.
3.3*	Form of Fifth Amended and Restated Certificate of Incorporation of the registrant to be effective upon completion of this offering.
3.4*	Second Amended and Restated Bylaws of the registrant.
4.1*	Specimen of Stock Certificate.
4.2*	Registration Rights Agreement dated November 26, 2003 among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.
4.3*	Stockholders' Agreement dated November 26, 2003, as amended to date, among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.
4.4*	Amended and Restated Registration Rights Agreement dated January 7, 2009, as amended to date, along with a form of Adoption Agreement among the registrant and the other persons named therein.
4.5*	Form of Warrant A.
4.6*	Form of Warrant B.
4.7*	Form of Warrant C.
4.8*	Form of Warrant D.
4.9*	Form of Warrant E.
4.10*	Form of Warrant F.
4.11*	Form of Warrant G.
4.12*	Table of Warrants Granted.
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
5.2*	Opinion of Richards, Layton & Finger P.A.
10.1*	Amended and Restated 2005 Stock Incentive Plan.
10.2*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Founders.
10.3*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.
10.4*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.
10.5*	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009).
10.6*	Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009).
10.7*	Independent Contractor Agreement, as amended, between Robert Hartman and the registrant.
10.8*	Form of Indemnification Agreement.
10.9*	Loan and Security Agreement dated April 12, 2004, as amended, between Comerica Bank, Bridgepoint Education Real Estate Holdings, LLC and the registrant.

Exhibit Number	Description of Document
10.10*	Grid Note dated March 12, 2007 between Warburg Pincus Private Equity VIII, L.P. and the registrant.
10.11*	Nominating Agreement between Warburg Pincus and the registrant.
10.12*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman.
10.13†*	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.
10.14†*	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.
10.15†	Office Lease dated January 31, 2008, as amended, between Kilroy Realty, L.P. and the registrant related to the premises located at 13480 Evening Creek, San Diego, California.
10.16†	Office Lease and Sublease Agreements related to the premises located at 13500 Evening Creek, San Diego, California.
10.17†*

Standard Form Modified Gross Office Lease dated October 22, 2008, and addendum, between Sunroad Centrum Office I, L.P. and the registrant related to the premises located at 8620 Spectrum Center Lane, San Diego, California.

10.18†*	Office Lease and Amendments related to the University of the Rockies Campus located in Colorado Springs, Colorado.
10.19†*	Commercial Net Lease dated January 26, 2007, as amended, between Frye Development, Inc. and Center Leaf Partners, LLC.
10.20†*	Blackboard License and Services Agreement dated December 23, 2003, as amended, between Blackboard, Inc. and Ashford University, LLC.
10.21†*	Software License Agreement and Campuscare Support Agreement between Campus Management Corp. and the registrant.
10.22†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and Ashford University, LLC.
10.23†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and University of the Rockies, LLC.
10.24*	Employment Agreement between Andrew S. Clark and the registrant.
10.25*	Employment Agreement between Daniel J. Devine and the registrant.
10.26*	Employment Agreement between Christopher L. Spohn and the registrant.
10.27*	Employment Agreement between Rodney T. Sheng and the registrant.
10.28*	Offer Letter to Diane Thompson.
10.29*	Offer Letter to Thomas Ashbrook.
10.30*	Offer Letter to Dale Crandall.
10.31*	Executive Severance Plan.
10.32*	Form of Severance Agreement under the Executive Severance Plan.
10.33*	Amendment to Stock Option Award under Amended and Restated 2005 Stock Incentive Plan.
16.1*	Letter from Clifton Gunderson LLP, Independent Registered Public Accounting Firm.
21.1*	List of subsidiaries of the registrant.
23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm.
24.1*	Power of Attorney.

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

(b)
Financial Statement Schedules.

        Previously filed.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

        The undersigned registrant hereby undertakes that:

  (1)
  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 13, 2009.

BRIDGEPOINT EDUCATION, INC.
By:	/s/ ANDREW S. CLARK Andrew S. Clark CEO and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Form S-1 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date

/s/ ANDREW S. CLARK Andrew S. Clark		CEO and President (Principal Executive Officer) and a Director	April 13, 2009
/s/ DANIEL J. DEVINE Daniel J. Devine		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 13, 2009
Directors:
Ryan Craig Dale Crandall Patrick T. Hackett Robert Hartman Adarsh Sarma
By:	/s/ ANDREW S. CLARK Andrew S. Clark Attorney-in-Fact		April 13, 2009

 INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
2.1*	Purchase and Sale Agreement dated December 3, 2004, as amended, among The Franciscan University of the Prairies, the Sisters of St. Francis and the registrant.
2.2*	Asset Purchase and Sale Agreement dated September 12, 2007 between the Colorado School of Professional Psychology and the registrant.
3.1*	Fourth Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.
3.2*	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation.
3.3*	Form of Fifth Amended and Restated Certificate of Incorporation of the registrant to be effective upon completion of this offering.
3.4*	Second Amended and Restated Bylaws of the registrant.
4.1*	Specimen of Stock Certificate.
4.2*	Registration Rights Agreement dated November 26, 2003 among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.
4.3*	Stockholders' Agreement dated November 26, 2003, as amended to date, among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.
4.4*	Amended and Restated Registration Rights Agreement dated January 7, 2009, as amended to date, along with a form of Adoption Agreement among the registrant and the other persons named therein.
4.5*	Form of Warrant A.
4.6*	Form of Warrant B.
4.7*	Form of Warrant C.
4.8*	Form of Warrant D.
4.9*	Form of Warrant E.
4.10*	Form of Warrant F.
4.11*	Form of Warrant G.
4.12*	Table of Warrants Granted.
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
5.2*	Opinion of Richards, Layton & Finger P.A.
10.1*	Amended and Restated 2005 Stock Incentive Plan.
10.2*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Founders.
10.3*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.
10.4*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.
10.5*	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009).
10.6*	Bridgepoint Education, Inc. Employee Stock Purchase Plan (as amended and restated March 31, 2009).
10.7*	Independent Contractor Agreement, as amended, between Robert Hartman and the registrant.
10.8*	Form of Indemnification Agreement.
10.9*	Loan and Security Agreement dated April 12, 2004, as amended, between Comerica Bank, Bridgepoint Education Real Estate Holdings, LLC and the registrant.
10.10*	Grid Note dated March 12, 2007 between Warburg Pincus Private Equity VIII, L.P. and the registrant.
10.11*	Nominating Agreement between Warburg Pincus and the registrant.

Exhibit Number	Description of Document
10.12*	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman.
10.13†*	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.
10.14†*	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.
10.15†	Office Lease dated January 31, 2008, as amended, between Kilroy Realty, L.P. and the registrant related to the premises located at 13480 Evening Creek, San Diego, California.
10.16†	Office Lease and Sublease Agreements related to the premises located at 13500 Evening Creek, San Diego, California.
10.17†*

Standard Form Modified Gross Office Lease dated October 22, 2008, and addendum, between Sunroad Centrum Office I, L.P. and the registrant related to the premises located at 8620 Spectrum Center Lane, San Diego, California.

10.18†*	Office Lease and Amendments related to the University of the Rockies Campus located in Colorado Springs, Colorado.
10.19†*	Commercial Net Lease dated January 26, 2007, as amended, between Frye Development, Inc. and Center Leaf Partners, LLC.
10.20†*	Blackboard License and Services Agreement dated December 23, 2003, as amended, between Blackboard, Inc. and Ashford University, LLC.
10.21†*	Software License Agreement and Campuscare Support Agreement between Campus Management Corp. and the registrant.
10.22†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and Ashford University, LLC.
10.23†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and University of the Rockies, LLC.
10.24*	Employment Agreement between Andrew S. Clark and the registrant.
10.25*	Employment Agreement between Daniel J. Devine and the registrant.
10.26*	Employment Agreement between Christopher L. Spohn and the registrant.
10.27*	Employment Agreement between Rodney T. Sheng and the registrant.
10.28*	Offer Letter to Diane Thompson.
10.29*	Offer Letter to Thomas Ashbrook.
10.30*	Offer Letter to Dale Crandall.
10.31*	Executive Severance Plan.
10.32*	Form of Severance Agreement under the Executive Severance Plan.
10.33*	Amendment to Stock Option Award under Amended and Restated 2005 Stock Incentive Plan.
16.1*	Letter from Clifton Gunderson LLP, Independent Registered Public Accounting Firm.
21.1*	List of subsidiaries of the registrant.
23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm.
24.1*	Power of Attorney.

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS